Exhibit 99.1

For Immediate Release	For Further Information:
Paul S. Musgrove, Chief Financial Officer
Steven R. Lewis, President & CEO
(330) 373-1221

First Place Financial Corp. to Present at the

Midwest SuperCommunity Bank Conference

WARREN, Ohio February 26, 2007 – Steven R. Lewis, President and Chief Executive Officer of First Place Financial Corp. (NASDAQ: FPFC), and Paul S. Musgrove, Chief Financial Officer, will be presenting to an audience of institutional investors at the Midwest SuperCommunity Bank Conference in Chicago, Illinois on February 27, 2007. The presentation is scheduled to begin at 10:50 a.m. Eastern Time on February 27, and is expected to last approximately 35 minutes.

Webcast Information

Interested investors may access the live audio presentation, with slides available for viewing, at http://www.super-communitybanking.com/midwest/webcast.htm. To listen to the live webcast, please go to the website at least fifteen minutes early to download and install any necessary software. The presentation will also be available on the First Place website, www.firstplacebank.com, both live and in archive for 30 days following the event.

About First Place Financial Corp.

First Place Financial Corp., a $3.1 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. operates 34 retail locations, 2 business financial service centers and 15 loan production offices through First Place Bank and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.